SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                January 15, 1999
                Date of Report (Date of earliest event reported)


                      AMERICAN MOBILE SATELLITE CORPORATION
             (Exact name of registrant as specified in its charter)


         DELAWARE                  0-23044                   93-0976127
(State or other jurisdiction     (Commission                IRS Employer
    of incorporation)            File Number)             Identification No.)


        10802 Parkridge Boulevard, Reston, Virginia         20191-5416
         (Address of principal executive offices)            (Zip Code)


                                 (703) 758-6000
              (Registrant's telephone number, including area code)



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Item 5.  Other Events

On January 15, 1998, American Mobile provided an additional $21.4 million of convertible financing for its subsidiary, XM Satellite Radio Holdings, Inc. ("XM Radio"). This loan was funded through the issuance of a $21.5 million subordinated, non-recourse, note of American Mobile to Baron Asset Fund. American Mobile's note issued to Baron Asset Fund is exchangeable into approximately half of the additional XM Radio common stock to be received by American Mobile as a result of the January 15 transaction.

Assuming conversion of American Mobile's convertible XM Radio notes, the exchange by Baron Asset Fund of its exchangeable note and the exercise of the outstanding WorldSpace options following FCC approval of the pending consent to the transfer of control of XM Radio, as previously reported, American Mobile's ownership in XM Radio would be 22.6%, and the ownership position of WorldSpace upon exercise of its options, subject to FCC approval, would be 71.8 %.

American Mobile believes that the transactions with XM Radio and Baron Asset Fund will improve its position and equity opportunities with XM Radio, without any negative impact to its financial position, results of operations or cash flows. While there can be no assurances, American Mobile believes that its improved position in XM Radio may also provide additional opportunities for financial benefits to American Mobile.

This Current Report on Form 8-K includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to American Mobile's business, financial condition and results of operations. These forward-looking statements reflect American Mobile's plans, expectations and beliefs and, accordingly are subject to certain risks and uncertainties. American Mobile cannot guarantee that any of such forward-looking statements will be realized. Factors that could cause forward-looking statements in this Current Report on Form 8-K to differ materially from actual results are discussed in American Mobile's Form 10-K for the year ended December 31, 1997, and other periodic filings American Mobile has made with the Securities and Exchange Commission.




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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          AMERICAN MOBILE SATELLITE CORPORATION
                                          (Registrant)



Date: January 19, 1999                    /s/ Randy S. Segal
                                          Randy S. Segal
                                          Secretary